                                                                 EXHIBIT 95

                      IN THE UNITED STATES DISTRICT COURT
                       FOR THE NORTHERN DISTRICT OF TEXAS
                              FORT WORTH DIVISION

UNION PACIFIC RESOURCES GROUP             )
INC., and RESOURCES NEWCO, INC.,          )
                                          )
                          Plaintiffs,     )
                                          )
         v.                               )      CIVIL ACTION NO. 497-CV 509-Y
                                          )
PENNZOIL COMPANY,                         )
                                          )
                          Defendant,      )
                                          )
         v.                               )
                                          )
SMITH BARNEY, INC.,                       )
                                          )
                 Third-Party Defendant.   )

            DEFENDANT PENNZOIL COMPANY'S THIRD AMENDED COUNTERCLAIM

TO THE HONORABLE UNITED STATES DISTRICT JUDGE:

         Pursuant to Federal Rule of Civil Procedure 13, Counter-plaintiff Pennzoil Company ("Pennzoil") files this Third Amended Counterclaim against Union Pacific Resources Group Inc. ("Resources") and Resources Newco, Inc. ("Newco" and together with "Resources," "UPR") and Original Third-Party Action against Smith Barney, Inc. ("Smith Barney").

                                       I.

                             NATURE OF THIS ACTION

         1. This Third Amended Counterclaim and Original Third-Party Action is being brought pursuant to Sections 10(b) and 14(e) of the Securities Exchange Act of 1934 (the "Exchange Act"), 15 U.S.C. Section 78n(e), the applicable rules and regulations of the Securities and Exchange Commission (the "SEC") promulgated thereunder (including SEC Rule 10b-5), and
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applicable principles of state law. Pennzoil seeks preliminary and permanent injunctive relief barring Defendants Resources and Newco from trading in Pennzoil stock because they are in possession of material inside, non-public information regarding Pennzoil and because trading on that information would violate applicable principles of federal securities law. Furthermore, allowing UPR to trade on confidential Pennzoil information would violate a contractual Stipulation UPR and Pennzoil entered into (and to which Smith Barney contractually agreed to be bound by signing an Undertaking) pursuant to which highly confidential information was provided to Resources and Newco and would breach fiduciary obligations owed by Resources and Newco to Pennzoil and its shareholders as a result of their acceptance and use of such confidential information. Additionally, Pennzoil seeks preliminary and permanent injunctive relief requiring Resources and Newco to correct false and misleading statements made by them in connection with the hostile tender offer UPR announced on June 23, 1997, as amended (the "Tender Offer"). By signing the Stipulation and Undertaking, UPR and Smith Barney agreed not to disclose publicly Pennzoil's confidential information or to use that information for any purpose other than in connection with this litigation. UPR is thus contractually barred from making public disclosure and cannot purchase (or sell) Pennzoil shares, pursuant to the Tender Offer or otherwise, so long as the Pennzoil information Smith Barney has reviewed is commercially sensitive.

         2. As more fully described below, UPR announced its Tender Offer on June 23, 1997. At the same time, UPR filed a Schedule 14D-1 with the Securities Exchange Commission ("SEC") in Washington, D.C. and mailed copies of that Schedule 14D-1 to Pennzoil's shareholders. UPR has amended its original
Schedule 14D-1 numerous times, both to include information regarding communications made subsequent to June 23, 1997 and to disclose certain material information



DEFENDANT PENNZOIL COMPANY'S THIRD AMENDED COUNTERCLAIM                 Page 2


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that UPR misleadingly omitted from the Schedule 14D-1 when it was originally filed. Unless indicated otherwise, references in this Third Amended Counterclaim to the Schedule 14D-1 will refer both to the original Schedule 14D-1 and to all amendments.

         3. Also on June 23, 1997, UPR commenced this lawsuit, seeking a broad declaration that everything contained in its Schedule 14D-1 was true, complete, and not misleading and that UPR had fully complied with its obligations under state and federal securities laws. At the same time, UPR commenced litigation in the Delaware Court of Chancery (the "Chancery Court") challenging Pennzoil's anticipated rejection of UPR's offer, and also in federal court in Louisiana challenging the constitutionality of a Louisiana takeover statute. In connection with the various lawsuits, and in order to facilitate merits discovery, UPR and Pennzoil entered into an Agreed Stipulation and Order Governing the Protection and Exchange of Documents and Confidential Information (the "Stipulation"). The purpose and intent of this agreement was to provide for sensitive business and financial information to be made available to trial counsel for the parties. The Stipulation thus protected the sensitive business information of both UPR and Pennzoil. Under the Stipulation, UPR and Pennzoil agreed that non-public information regarding Pennzoil would not be disclosed to UPR, and vice versa. In order to invoke the protections of the Stipulation, either party could, in good faith, designate material inside information and commercially sensitive documents as "highly confidential." Under the agreement, information designated "highly confidential" was to be provided to the attorneys for the other party solely for use in the litigation. Disclosure to the parties themselves (except for specifically designated in-house counsel) or their financial or business advisors or agents was expressly prohibited. As outlined below, UPR has violated the agreement. Smith Barney, UPR's financial advisor in





DEFENDANT PENNZOIL COMPANY'S THIRD AMENDED COUNTERCLAIM                 Page 3

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connection with the Tender Offer, executed an Undertaking agreeing to be bound by the Stipulation, and has been provided access to Pennzoil's highly confidential, non-public information since at least mid-July. Despite having seen highly confidential, non-public information regarding Pennzoil, Smith Barney has continued to provide financial advice to UPR in connection with the Tender Offer in direct breach of the Stipulation. With the financial advice and strategic assistance of Smith Barney, UPR recently announced a change in its offer, pursuant to which UPR has offered to pay cash for all shares of Pennzoil. UPR has vaguely suggested that if Pennzoil were to capitulate to UPR, UPR would "consider" issuing an undefined security to Pennzoil's shareholders the value of which would be tied to the pursuit of and success in developing Pennzoil's international business. UPR has also announced that it expects to finance part of the purchase price by selling unidentified Pennzoil business segments, a strategy known in the industry as a "bust-up" merger. This revised, bust-up offer was made at a time when UPR and its financial advisors were in possession of material inside information. UPR's knowledge and use of inside information regarding Pennzoil to make this revised offer violates both the express contract between the parties and federal securities laws.

         4. Furthermore, UPR has made numerous misleading statements in connection with its Tender Offer and has failed to disclose material facts necessary to make the statements it has made not misleading. For example, the June 23, 1997 Schedule 14D-1 failed to tell Pennzoil's shareholders (1) that UPR announced its Offer on June 23, 1997 because it wanted to "blur the market's perception" regarding Pennzoil stock so that UPR could purchase the stock for less than its actual value; (2) that UPR's management viewed UPR's chances of winning the suit filed in Chancery Court as "nil" and that the suit was brought solely to "put pressure" on Pennzoil's





DEFENDANT PENNZOIL COMPANY'S THIRD AMENDED COUNTERCLAIM                Page 4

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Board and to shop for a favorable forum for litigation of Pennzoil's claims against UPR; (3) that UPR was potentially liable to Union Pacific Corporation ("UPC"), UPR's former parent company, on a $2.5 billion tax indemnity agreement that might be triggered by the takeover of Pennzoil; (4) the extent to which consummation of the Tender Offer would affect UPR's earnings (and, thus, its future stock price and borrowing capacity); or (5) that UPR's future prospects without completion of the proposed merger are dismal, with UPR's management characterizing the steep anticipated production declines from UPR's own properties as the "Valley of Despair."

         5. When it first announced its Tender Offer, UPR began a media campaign in which it communicated almost daily with Pennzoil's shareholders, telling them that they had to "beat the deadline" and urging them to tender their shares early. This campaign was characterized by a series of grossly misleading advertisements in which UPR falsely stated that Pennzoil had no meaningful Strategic Plan, that Pennzoil's management had failed to build shareholder value, and that Pennzoil was incapable of delivering value equal to UPR's offer. As outlined in UPR's internal documents, however, UPR believed that Pennzoil's management has "turned the company around," that Pennzoil's stock price has substantially outperformed the market in 1997 (unlike UPR, whose stock has under-performed the market), and that Pennzoil was worth more in June of 1997 than the $84 per share being offered by UPR.

         6. UPR's announcement of its revised, purportedly "all cash" offer does not eliminate the disputes regarding the original two-tier offer UPR made on June 23, 1997. Rather, UPR has kicked off a new campaign to mislead Pennzoil's shareholders and the marketplace. For example, UPR has asserted in new advertisements that Pennzoil has suffered "seven years of failure." UPR's internal documents show that UPR has monitored Pennzoil's success in the marketplace.





DEFENDANT PENNZOIL COMPANY'S THIRD AMENDED COUNTERCLAIM               Page 5

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UPR's own documents reveal that Pennzoil's shares rose over 20% between January
1, 1997 and the announcement of UPR's tender offer, out-pacing the market substantially. By contrast UPR's shares had only risen 3%, significantly under-performing the market. Since the offer was announced, Pennzoil's success has continued unabated, while UPR's shares have continued to languish. And while
UPR claims that there is no financing contingency in its offer, UPR has admitted that it has not yet obtained a firm financing commitment to pay for the offer. UPR's Schedule 14D-1 remains materially misleading because, among other things, UPR has not disclosed that its ability to obtain financing will be materially affected by its own questionable future prospects, that UPR's ability to finance the transaction may be affected by UPR's contingent liability to UPR, that UPR lacks the ability to both aggressively develop Pennzoil's domestic properties and continue its expansive drilling on its own acreage, that UPR's inability to obtain a financing commitment affects the likelihood that it will be able to close on its offer, or that Smith Barney's improper receipt of inside information regarding Pennzoil affects UPR's efforts to obtain financing (since it would violate the Stipulation and expose UPR and any lender to liability if material inside information is used to obtain financing for UPR's revised proposal). Furthermore, UPR's suggestion that it would consider issuing a security to Pennzoil's shareholders is misleading because UPR lacks the desire, the financial resources, and the expertise to pursue actively international prospects.





DEFENDANT PENNZOIL COMPANY'S THIRD AMENDED COUNTERCLAIM                 Page 6

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                                      II.

                             JURISDICTION AND VENUE

         7. This Court has jurisdiction over the subject matter of the action against UPR and Smith Barney pursuant to Section 27 of the Exchange Act, 15 U.S.C. Section 78aa, because the action arises under Sections 10 and 14 of the Exchange Act and the rules and regulations promulgated thereunder by the SEC. This Court also has jurisdiction over the subject matter of the action against UPR and Smith Barney by virtue of the federal question posed by UPR's and Smith Barney's violation of this Court's Order approving the Stipulation. 28 U.S.C. Section 1331. This Court also has jurisdiction under principles of supplemental jurisdiction, 28 U.S.C. Section 1367.

         8. Venue is proper in this District pursuant to Section 27 of the Exchange Act because Resources, Newco and Smith Barney transact business in Texas. Acts and transactions constituting violations of the Exchange Act and the Stipulation occurred in Texas and elsewhere.

         9. This Court has personal jurisdiction over the Defendants pursuant to Section 27 of the Exchange Act and by virtue of Smith Barney's contractual agreement to the personal jurisdiction of this Court.

                                      III.

                                  THE PARTIES

         10. Plaintiff Pennzoil is an energy company engaged primarily in oil and gas exploration and production, in the processing, refining and marketing of oil, motor oil and refined products, and in franchise operations in the fast oil change business. Pennzoil's principal executive offices are located at Pennzoil Place, Houston, Texas. Pennzoil has approximately 46.9





DEFENDANT PENNZOIL COMPANY'S THIRD AMENDED COUNTERCLAIM               Page 7

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million shares of common stock outstanding which are traded on the New York
Stock Exchange. Pennzoil's common stock is held by over 18,000 stockholders of record.

         11. Pennzoil conducts its operations in three principal business segments. Pennzoil's oil and gas segment engages in the acquisition, exploration, exploitation, and development of prospective and proved oil and gas properties; the production and sale of crude oil, condensate, and natural gas liquids; and the production, treatment, and sale of natural gas. Pennzoil's motor oil and refined products business segment is a worldwide marketer of premium automotive and other branded products, including particularly Pennzoil brand motor oil, which has been the number one selling motor oil in the United States for 11 consecutive years and currently commands a market share of about 21%. Pennzoil's franchise operations segment includes the well-known and valuable Jiffy Lube fast oil change system and brand name. As discussed below, Pennzoil is in the early stages of implementing a long-term business plan which already has produced positive results in each of its business segments and which Pennzoil believes will produce even more positive gains for its stockholders in the coming years.

         12. Defendant Resources is a Utah corporation whose principal executive offices are located at 801 Cherry Street, Fort Worth, Texas. Resources was formerly a wholly-owned subsidiary of UPC, which owns the Union Pacific Railroad Company. In October 1995, Resources sold 42.5 million shares of its common stock in an initial public offering (the "Offering"). In connection with the Offering, UPC announced its intention to distribute its remaining ownership interest in Resources to UPC's shareholders in the form of a tax-free distribution (the "Distribution"). The Distribution was authorized by UPC's board of directors on September 12, 1996, and effected on October 15, 1996.





DEFENDANT PENNZOIL COMPANY'S THIRD AMENDED COUNTERCLAIM               Page 8

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         13.     Defendant Newco is a Delaware corporation whose executive
offices are located at 801 Cherry Street, Fort Worth, Texas. Newco, a wholly owned subsidiary of Resources, was formed by Resources to facilitate its attempted hostile takeover of Pennzoil.

         14. Third-Party Defendant Smith Barney, Inc. ("Smith Barney") is a Delaware Corporation with its principal office in this state located at 200 Crescent Court, Dallas, Texas 75201 in Dallas County and may be served with process through its registered agent, C.T. Corporation System, 350 North St. Paul Street, Dallas, Texas 75201.

                          UPR'S ORIGINAL TENDER OFFER

         15. On June 23, 1997, UPR announced that it was commencing an unsolicited tender offer for 50.1% of the outstanding shares of Pennzoil stock on a fully diluted basis. UPR's stated intention was to obtain control of Pennzoil via the Tender Offer and then to force a merger between the companies. As originally structured, the offer was a classic, coercive two-tier offer--UPR offered cash for half of Pennzoil's stock, but stated that it intended to offer only shares of uncertain value to Pennzoil's shareholders for the balance of their stock. The consideration offered by UPR was subject to a "pricing collar" that would have reduced substantially the consideration Pennzoil shareholders received in the transaction if the price of UPR's stock fell below $25 per share. This structure was adopted for the clear purpose of coercing Pennzoil's shareholders into tendering.

         16. This suit was originally filed by UPR on the same day the tender offer was announced as a preemptive declaratory judgment action. In its Original Complaint, UPR asked the Court to declare that every statement contained in the Schedule 14D-1 filing UPR made on June 23, 1997 was true, complete, and not misleading. At the time suit was filed, Pennzoil had





DEFENDANT PENNZOIL COMPANY'S THIRD AMENDED COUNTERCLAIM               Page 9

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not even seen UPR's Schedule 14D-1, and thus did not know whether UPR had complied with federal securities laws in filing its Schedule 14D-1. Apparently uncomfortable with actually defending the misleading statements it made in its
Schedule 14D-1, UPR has recently filed a motion trying to abandon these claims rather than allow discovery into the truth of UPR's public representations.

         17. After reading UPR's Schedule 14D-1, the reasons underlying UPR's fear that it might be sued over the statements made in and disclosures omitted from that filing became apparent. The Schedule 14D-1 originally filed by UPR plainly failed to comply with federal securities laws. For example, UPR falsely suggested in the Schedule 14D-1 that Pennzoil's management supported a merger with UPR when UPR knew that Pennzoil had not indicated approval of UPR's offer and had, in fact, rejected an offer only weeks before the hostile tender offer was announced. The Schedule 14D-1 also failed to disclose a $2.5 billion contingent liability UPR assumed under a tax indemnity agreement entered into with UPC, UPR's former parent company. UPR did not disclose in its Schedule 14D-1 that it had projected that Pennzoil stock was going to rise substantially in the near future and that its offer was intended and designed to "blur the market's perception" regarding the reasons for that increase and, thereby, mislead the investing public regarding the value of Pennzoil's stock. Likewise, UPR failed to disclose that its own financial experts had valued Pennzoil on a break-up basis far in excess of the $84 per share bid nominally placed by UPR on its offer, notwithstanding UPR's contrary public statements regarding the value of Pennzoil's stock. Similarly, while UPR did disclose that its offer was contingent upon its success in a pending suit in Chancery Court, it failed to disclose its internal assessment that its chances of prevailing in that suit were "nil." UPR did not disclose that it needs





DEFENDANT PENNZOIL COMPANY'S THIRD AMENDED COUNTERCLAIM               Page 10

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to purchase Pennzoil to avoid the Valley of Despair, concealing its internal assessment it must acquire 750 million barrels of oil equivalent to meet its needs, making a strategic acquisition such as the Tender Offer a "must" for UPR. Finally, UPR's Schedule 14D-1 misleadingly failed to disclose fully the effect purchase accounting would have on UPR's earnings, which affect significantly both UPR's stock value and its ability to finance ongoing operations or stock acquisitions.

         18. On September 8, 1997, Pennzoil succeeded in forcing UPR to make public disclosure of some of the material facts UPR had omitted from its
Schedule 14D-1. UPR did not at that time make the actual documents available to the public. Instead, by the 20th amendment to its Schedule 14D-1, UPR disclosed selected portions of certain critical documents. Understandably fearful of the market's reaction to the compelling evidence of UPR's outright duplicity contained in the documents it quoted, UPR withheld the actual documents and tried to bury its disclosures in a sea of disclaimers, while at the same time running a renewed advertising campaign to deflect attention from its admissions. At an injunction hearing held on September 10, UPR finally capitulated and agreed to make six critical documents public in their entirety, something it should have done at the very outset of its offer.

         19. On October 6, 1997, UPR finally tacitly acknowledged that the two-tier structure of its offer was coercive and improper. On that date, UPR announced that it was converting its offer to an "all cash" transaction, stating that it would pay $84 per share in the second-step merger contemplated by UPR. UPR's disclosures relating to its revised offer, however, remain inadequate and misleading. For example, UPR represented in its announcement that there is no financing contingency to its offer. But UPR does not have a firm financing commitment to pay





DEFENDANT PENNZOIL COMPANY'S THIRD AMENDED COUNTERCLAIM               Page 11

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for the shares to be acquired in the second-step merger. UPR has publicly stated that it intends to finance the offer through private borrowing and refinance through issuance of equity and asset sales. It does not, however, disclose matters that create substantial questions regarding UPR's ability to complete an all-cash offer on the terms announced. UPR's bankers have expressed concern regarding UPR's failure to disclose the "Valley of Despair" in connection with prior financing. UPR continues to conceal from the public the graphs, charts, and other data that would show whether UPR's projected decline curves prepared in May, June, or July of 1997 continued to reflect anticipated steep decline curves characteristic of the "Valley of Despair." While UPR claims that it has cured the "Valley of Despair" problem, it has yet to disclose--either publicly or through discovery--where it found the 750 million barrels of oil equivalent (or 4.5 trillion cubic feet of gas) that it told the IRS was required to solve the problem. UPR has failed to disclose fully the effect purchase accounting principles will have on its earnings, which will affect its ability to obtain financing either debt or equity to pay for Pennzoil's stock. And while UPR has disclosed some internal valuations, it continues to hide from public view other valuations it made of Pennzoil.

         20. Furthermore, while UPR has implicitly acknowledged that Pennzoil's international prospects are of greater value than UPR has provided in its offer, UPR's suggestion that it might someday consider issuing an undefined security in connection with a negotiated transaction is grossly misleading.(1) In an effort to induce Pennzoil shareholders to tender their shares, UPR has




---------------

  (1) In this regard, it is important for the Court to be aware of the fact that UPR has emphasized this issue in an effort to influence Pennzoil's shareholders, albeit without making anything close to an actual commitment.
UPR reiterated this statement both in a meeting with market analysts on October 6, 1997, and in an advertisement it ran on October 8, 1997.

DEFENDANT PENNZOIL COMPANY'S THIRD AMENDED COUNTERCLAIM               Page 12

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suggested that it might issue a security to Pennzoil shareholders, the value of which would be tied to development of Pennzoil's international initiatives. UPR has failed to disclose, however, that it has an abysmal record historically in pursuing international development, that it has abandoned pursuit of international transactions because it lacked the expertise to compete, and that if it manages to finance its all-cash offer it will lack the financial resources to pursue and develop international initiatives. Disclosure of these and other facts are necessary to make UPR's illusory suggestion that it would pursue Pennzoil's international initiatives, and that Pennzoil shareholders might benefit thereby, not misleading. Full and complete disclosure of the financial matters outlined above--the "Valley of Despair," the tax indemnity problem, the purchase accounting issues, and UPR's declining domestic reserve base--is therefore required under the Williams Act.

                   UPR'S MISLEADING REPRESENTATIONS REGARDING
               THE DISCUSSIONS BETWEEN PENNZOIL AND UNION PACIFIC

         21. In its Original Complaint, Pennzoil outlined why the statement made by UPR in its Schedule 14D-1 and in its public advertisements and letters to Pennzoil's shareholders were inaccurate and misleading. UPR's original misleading statements regarding the 1995 discussion between Pennzoil and UPR have never been corrected, and continue to infect UPR's offer and the consideration of that offer by Pennzoil's shareholders. Indeed, despite repeated efforts by Pennzoil to point out to UPR the errors in its representations, UPR continues to imply misleadingly that UPR's tender offer was suggested by Pennzoil.





DEFENDANT PENNZOIL COMPANY'S THIRD AMENDED COUNTERCLAIM              Page 13

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         22.     In order to manufacture the illusion that Pennzoil supported the merger, UPR cites discussions between Pennzoil and UPC that occurred approximately two years before UPR's hostile tender offer was announced. UPR's statements regarding those discussions are materially misleading because UPR has failed to disclose facts required to make clear the significant differences between the transactions Pennzoil was exploring in 1995 and the hostile tender offer UPR has proposed. The historical facts UPR has failed to disclose show that the transaction Pennzoil was pursuing in 1995 was different, both because Pennzoil's needs in 1995 were different and because the parties' ability to structure a tax efficient transaction was different.

         23. Beginning in 1995, Pennzoil took aggressive steps to improve its income and cash flow, reduce debt, dispose of non-core oil and natural gas reserves and acquire other reserves to strengthen the core areas, and otherwise bolster its oil and natural gas reserves.

         24. In January 1995, when Pennzoil's restructuring initiatives were in their earliest stages and Resources was a wholly owned subsidiary of UPC, representatives of Pennzoil contacted representatives of UPC to discuss a possible tax-efficient acquisition by Pennzoil of Resources or its assets. At that time, such an acquisition at a favorable price would have facilitated Pennzoil's restructuring initiatives, and the discussions between the parties were in the context of Pennzoil's specific business objectives at the time. For example, Pennzoil needed additional cash flow to maintain its then $3.00 per share dividend and hoped to use cash flow from Resources' assets to provide the necessary funds. Resources also could have provided Pennzoil with additional core reserves to replace the non-core reserves which the Company was then selling off. A transaction involving Resources also would have assisted Pennzoil in achieving its goal of quickly reducing costs by creating economics of scale.





DEFENDANT PENNZOIL COMPANY'S THIRD AMENDED COUNTERCLAIM              Page 14

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         25.     Transactions proposed by Pennzoil for consideration in January
1995 included a stock-swap "merger of equals" following a tax-free spin-off of Resources by UPC. Under this alternative, the merger agreement would have been signed prior to the spin-off. Another alternative transaction would have involved a cash purchase of producing properties of Resources subject to a large production payment. At no time during these discussions did Pennzoil consider or discuss entering into any transaction in which Pennzoil would be the acquired company or which otherwise would result in a change of control of Pennzoil.

         26. After these discussions with Resources, Pennzoil continued to pursue aggressively its restructuring initiatives, and has made substantial progress on a number of fronts. As a result of Pennzoil's strategic initiatives, Pennzoil has seen at least seven consecutive quarters in which its earnings have exceeded the previous years' earnings. As a result, Pennzoil's stock price has risen dramatically and would have continued to rise even without UPR's offer, as UPR acknowledges internally.

         27. The Schedule 14D-1 disseminated by UPR in connection with the Tender Offer contains material misrepresentations and omissions regarding the background of the Tender Offer, and particularly regarding the parties' prior negotiations. The Schedule 14D-1 inaccurately characterizes the 1995 discussions between representatives of Pennzoil and UPC in order to create the misleading impression that Mr. Pate suggested -- and actually supported -- the transaction proposed by UPR. To foster this misleading impression, the Schedule 14D-1 quotes -- wholly out of context and without providing the additional information necessary to make the statements made in the Schedule 14D-1 not misleading in light of the circumstances in which they are made --





DEFENDANT PENNZOIL COMPANY'S THIRD AMENDED COUNTERCLAIM               Page 15

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certain statements made by Mr. Pate in January 1995 indicating that a combination of Pennzoil and Resources would "provide the best possible fit."

         28. The Schedule 14D-1 fails to disclose that Mr. Pate's statements were made in the context of Pennzoil's then-proposed tax-efficient acquisition of Resources or its assets from UPC. Mr. Pate made it clear in 1995 that any transaction between Pennzoil and UPC involving Resources depended largely on the tax benefits available to UPC and Pennzoil in the context of a pre-spin-off agreement. The circumstances that existed in 1995 -- when Resources was a wholly owned subsidiary of UPC -- permitted great freedom in structuring a tax-efficient transaction. Those circumstances no longer exist. Nowhere are these facts disclosed by UPR to Pennzoil's stockholders, who are led to believe that the transaction proposed by Mr. Pate in 1995 is essentially the same as the transaction proposed by UPR today, and that the circumstances in which Mr. Pate's proposal was made have not changed.

         29. The Schedule 14D-1 further fails to disclose that: (i) in 1995, Pennzoil was interested in a transaction involving Resources or its assets because Resources' assets would assist Pennzoil in its restructuring initiatives; and (ii) in 1997, Pennzoil has accomplished many of its initial restructuring objectives, and the Company's current business plans and strategic goals are very different from its plans and goals in 1995. Thus, the
Schedule 14D-1 fails to inform Pennzoil's stockholders that the economic rationale underlying Pennzoil's desire to acquire Resources or its assets in 1995 no longer exists.

         30. The Schedule 14D-1 states affirmatively that, "in October, 1996, UPR began a review of various possible strategic initiatives." (14D-1 at 21). The Schedule 14D-1 fails to connect the discussion between representatives of Pennzoil and representatives of UPC and UPR





DEFENDANT PENNZOIL COMPANY'S THIRD AMENDED COUNTERCLAIM               Page 16

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in 1995 which related to a possible combination. Thus, the Schedule 14D-1 misleads the stockholders of Pennzoil into the false belief that Resources' interest in Pennzoil arose only within the last four months. In fact, UPR had concluded long before that due to the steep decline curves characteristic of UPR's core properties, UPR could not meet its stated goal of 10% production growth per annum by drilling on its own properties. UPR had concluded internally over a year before the Tender Offer was announced that smaller "tactical" acquisitions would be insufficient to meet its need for additional drill sites and that it would need to make a "strategic" acquisition of a company the size of Pennzoil by the end of 1997--and yet another such transaction by the year 2000--to meet its growth projections. Indeed, UPR stated that it would take over 160 "tactical" acquisitions to offset the Valley of Despair.

         31. To bolster the misleading illusion that Pennzoil's management supported UPR's offer, UPR also made false statements and material omissions concerning Mr. Pate and certain of his actions and statements. For example,
Schedule 14D-9 on page 22 states that, "Mr. Pate agreed to visit Ft. Worth ..." This statement is completely false. Likewise, the 14D-9 states at page 22 that "Mr. Pate also stated that he believed that Pennzoil's Common Stock could be trading in a range between $80 and $100 per share in the next four to five years...." This statement is also completely false and, because it concerns the value of Pennzoil stock, is materially misleading.

         THE SCHEDULE 14D-1 MISLEADS PENNZOIL'S SHAREHOLDERS REGARDING
                        UPR'S DISMAL BUSINESS PROSPECTS

         32. UPR has also made misstatements and omitted material information regarding its own business prospects. In a June 3, 1996 letter to the Internal Revenue Service ("IRS"), UPR




DEFENDANT PENNZOIL COMPANY'S THIRD AMENDED COUNTERCLAIM                Page 17
admitted that its management internally referred to the trend of steep declines in production from its existing properties as the "Valley of Despair," and further stated that UPR's goal of 10% reserve growth per year in the face of such declines was referred to as "walking up the down escalator." As a specific example of their rapidly declining reserve base, UPR pointed out to the IRS that "[d]ue to the steep decline of the production curve, Austin Chalk reserves are projected to drop at an average of 34% per year, and East Texas reserves by an average of 12% per year during the same period." UPR concluded that there was "significant uncertainty as to how much further the Austin Chalk production can be economically extended" since the "vast majority" of UPR's gas infill locations had been drilled.

         33. UPR also failed to disclose that it had not a single employee that was an expert on international exploration and production activities, notwithstanding Pennzoil's significant portfolio of international exploration and production projects. Specifically, in a November 1995 memo which UPR disclosed to the IRS, UPR admitted:

                 [T]he reality is that UPRG does not have any real international E&P experts on staff. The company needs to rapidly increase its collective knowledge of international E&P.

While UPR trumpets in the Schedule 14D-1 its purported "expertise in advanced drilling and completion technologies," it omits to disclose its complete lack of international exploration and production expertise to Pennzoil's stockholders, notwithstanding the importance of Pennzoil's initiatives in Azerbaijan, Qatar, Egypt, Venezuela and Australia.

         34. The facts UPR has failed to disclose regarding its "Valley of Despair" are plainly material. First, UPR has stated to the IRS that it must acquire a company bigger than Pennzoil and another company the same size in order to meet its promises to its own shareholders. UPR





DEFENDANT PENNZOIL COMPANY'S THIRD AMENDED COUNTERCLAIM                Page 18
is thus a forced buyer--it must acquire Pennzoil or admit publicly that it will not meet its production goals. Prior to the recent amendment to its offer, UPR continually urged Pennzoil's shareholders to put pressure on Pennzoil's Board of Directors to accept UPR's offer, even though Pennzoil's Board believed the original offer inadequate. By amending its offer, UPR has implicitly acknowledged that Pennzoil's assessment of the inadequacy of UPR's offer was correct. The day following announcement of its new, amended offer, UPR has once again begun a public relations campaign suggesting that Pennzoil shareholders tender their shares to pressure Pennzoil's Board. In assessing UPR's advertising campaign, Pennzoil's shareholders are entitled to know that UPR is in dire financial straits, that it must complete the Tender Offer, that it is trying to buy Pennzoil on the cheap and that it cannot finance the transaction because of its dismal business prospects.

         35. UPR's admissions to the IRS regarding the "Valley of Despair" outline the magnitude of UPR's problems and the degree to which it requires a transaction such as the proposed takeover of Pennzoil. In the Sixth Supplement to Request for Revenue Ruling, UPR stated that it faced decline curves of up to 34% in core development areas, especially in the key Austin Chalk acreage that is the centerpiece of UPR's production efforts. UPR explained that its other production areas, such as its holdings in the Rockies, were "marginal" and could not offset the steep decline curves creating the "Valley of Despair." UPR unequivocally represented to the IRS that it needed to acquire 750 million barrels of oil equivalent via strategic acquisitions to meet its growth projections. While UPR has publicly stated that it has solved its "Valley of Despair" problem, it has refused to produce key evidence relating to those statements. UPR continues to hide from the public, from Pennzoil, and from the Courts the long-range Plan UPR adopted in





DEFENDANT PENNZOIL COMPANY'S THIRD AMENDED COUNTERCLAIM                Page 19

June of 1997. Nor has UPR produced projected decline curves prepared in May, June, and July 1997. Information regarding production from UPR's Austin Chalk acreage has been withheld, even as UPR proclaims that it will be able to produce ever larger amounts from the Chalk indefinitely.

         36. As outlined above, information regarding UPR's deteriorating financial condition remains highly material to the offer. UPR does not have a firm financing commitment. Thus, Pennzoil's shareholders could find themselves captive to UPR by virtue of the Tender Offer yet unable to realize the promised second-step merger because of UPR's inability to finance that stage of its merger.(2) Among other reasons, since UPR has not yet obtained firm financing, its financial condition is material to the shareholders' consideration of its offer.

           UPR HAS FAILED TO DISCLOSE FULLY THE ADVERSE CONSEQUENCES
        PROPER APPLICATION OF PURCHASE ACCOUNTING PRINCIPLES WOULD HAVE
              ON UPR FOLLOWING CONSUMMATION OF THE PROPOSED MERGER

         37. UPR's Schedule 14D-1 fails to disclose any information concerning the extent of the adverse accounting consequences of UPR's proposed transaction. If UPR were to acquire Pennzoil, the transaction would be subject to "purchase accounting," under which UPR would be required to offset or reduce future earnings with depreciation, amortization and other adjustments as a result of the proposed transaction. This reduction of earnings per share as a result of additional depreciation and amortization and other adjustments is commonly referred to as




---------------
  (2) This Court certainly understands the perils inherent in being a minority shareholder in a company that is controlled by a single majority shareholder, especially when that majority shareholder faces significant financial problems.

DEFENDANT PENNZOIL COMPANY'S THIRD AMENDED COUNTERCLAIM               Page 20

"dilution." UPR's conversion of its offer to a bust-up, "all cash" transaction may exacerbate the effect this will have on UPR's future earnings.

         38. In public statements outside of the Schedule 14D-1, UPR has given incomplete, confusing, and conflicting statements about the effect of the proposed transaction on UPR's future earnings, earnings per share and dilution. In a conference call to analysts on June 23, 1997, after the commencement of the Tender Offer, Mr. Messman stated that:

                 "values are not determined on a basis of earnings per share, but despite that, we believe we can eliminate the dilution, which is significant, within two years..."

In the same call, Dick Eales, Executive Vice President of UPR, stated that:

                 "Our estimates for 1998 ... will result in higher cash flow and higher earnings before the purchase accounting than the street now estimates."

Mr. Messman later stated that:

                 "[w]e haven't finished making the allocations yet of purchase price."

Following Mr. Messman's comment, Mr. Eales stated that:

                 "There are various ways to allocate purchase price ... we've looked at that in various ways and we haven't pinned that down."

Finally, Mr. Messman stated:

                 "We expect that we'll be the ... dilution and earnings per share.... We think in two years we'll be practically even with where we are today and then by the third year we'll be off and running into increasing where we are today."

         39. Under purchase accounting, if the proposed transaction were completed, UPR would have to record the transaction at its fair value. In recording such fair value, UPR would have to increase the recorded value of Pennzoil's assets by (i) the excess of (a) the purchase price





DEFENDANT PENNZOIL COMPANY'S THIRD AMENDED COUNTERCLAIM               Page 21
for Pennzoil common stock in the proposed transaction over (b) the book value of Pennzoil's equity (the "Excess Cost"), and (ii) the amount of future tax liability attributable to the assets acquired as a result of the form of the transaction (the "Deferred Taxes"). In the transaction as proposed by UPR, the Excess Cost would be about $3.2 billion, and the Deferred Taxes would be about $1.1 billion. Accounting rules require the sum of $4.3 billion to be amortized or depreciated by UPR (i.e., deducted from income) ratably over the estimated useful lives of the assets acquired. Assuming an average useful life of seven years for the acquired assets (which approximates the average life of Pennzoil's proved oil and gas properties), the incremental reduction in earnings for UPR as a result of the required depreciation or amortization would total approximately $615 million annually on a pre-tax basis.

         40. Furthermore, UPR has stated that it intends to finance its proposed acquisition largely with new debt. The additional negative impact on UPR's earnings by virtue of this interest obligation would be millions of dollars annually (the "Additional Interest"). Thus, the after tax annual negative impact resulting from the Excess Cost, the Deferred Taxes and the Additional Interest adjustments represents the amount of additional earnings UPR would have to generate annually above and beyond earnings that would otherwise be generated from the combined assets of UPR and Pennzoil in order to avoid dilution. UPR has improperly limited its discussion of the effect purchase accounting will have on its earnings to the "base year" projections. UPR is required to disclose the long-term nature of the earnings dilution it will suffer. Furthermore, and contrary to UPR's public representations, Pennzoil believes that UPR's earnings dilution will continue for more than five years following the proposed merger.





DEFENDANT PENNZOIL COMPANY'S THIRD AMENDED COUNTERCLAIM               Page 22

         41. The negative earnings and earnings per share impact of the proposed transaction have not been disclosed by UPR in its Schedule 14D-1. Pennzoil's stockholders are not informed that the accounting treatment of UPR's proposed transaction may be materially unfavorable and may adversely affect UPR's ability to obtain either debt or equity financing to pay for Pennzoil's stock. Furthermore, disclosure of this information is required to show that UPR's suggestion that Pennzoil's shareholders would benefit from future development of Pennzoil's international prospects is misleading. In light of the increased burden the all-cash structure will place on UPR's earnings, UPR will have a significant incentive to decrease or eliminate investment in international initiatives, where UPR lacks expertise and has shown no committed historical interest.

                UPR CONTINUES TO MISREPRESENT ITS VALUATIONS OF
              PENNZOIL AND TO CONCEAL MATERIAL FACTS REGARDING ITS DISCLOSURES FROM PENNZOIL, THE COURT, AND THE PUBLIC

         42. UPR has also misled the markets regarding the value of Pennzoil's stock. When UPR announced its Tender Offer on June 23, 1997, UPR quickly went to the market to explain that UPR had both important information not publicly available and greater expertise in valuing exploration and production companies than the market had. In a telephone conference with market analysts, UPR's Jack Messman emphasized that the market would have to rely on UPR to value Pennzoil:

                 [T]hat's a key point for us and I want to emphasize so that we make sure others remember the point; and that is, I said earlier, if you look at just the financial statement and the reserve reports and the street estimates for Pennzoil, you could not properly evaluate it because [UPR has] gone in and done a scientific evaluation to ascertain that the drill sites are there and we will significantly ramp-up their drilling activities after this deal is concluded . . . . So it would be difficult for [the market] to use the values that are on the street today and to make these decisions in terms of valuation and fairness.





DEFENDANT PENNZOIL COMPANY'S THIRD AMENDED COUNTERCLAIM               Page 23

         43. Having represented to the market that it was in possession of "secret" information and had unique expertise in valuation of such companies, UPR embarked on a campaign of disinformation designed and intended to mislead the investing public regarding the value of Pennzoil's stock. In various advertisements and letters to Pennzoil shareholders, which UPR incorporated into its Schedule 14D-1, UPR made numerous misrepresentations regarding the value both of its proposed transaction and of Pennzoil. Thus, in a July 1, 1997 UPR press release, UPR stated that it did not believe that Pennzoil's strategic plan "could deliver anything close to the value" of its proposed transaction. UPR has similarly publicly disclosed that:

         o "Pennzoil, by itself, cannot create sufficient shareholder value to compete with UPR's $84 per share bid and the long-term shareholder value the combined company will provide." June 27, 1997 letter from UPR to Pennzoil's Board of Directors, reprinted in Schedule 14D-1 Amendment No. 3.

         o "Since 1990, Pennzoil management has 'built' virtually zero value in the company." July 1, 1997 UPR press release, reprinted in Schedule 14D-1, Amendment No. 4.
         o "Pennzoil shareholders can conclude justifiably that any existing or new plan is likely to fail to deliver shareholder value given the poor track record of management." Id.

UPR has further publicly stated that Pennzoil's position that the market has undervalued Pennzoil stock was an 'insult' to Pennzoil's shareholders, id., implying that the market value prior to the Tender Offer was an accurate reflection of Pennzoil's value.

         44. UPR's public statements regarding the value of Pennzoil were false and misleading in that UPR in fact internally believed that Pennzoil's management had done a superb job and that Pennzoil's common stock was undervalued substantially by the market. On April 3, 1997, Dick





DEFENDANT PENNZOIL COMPANY'S THIRD AMENDED COUNTERCLAIM               Page 24

Eales, the Executive Vice President and Chief Financial Officer of UPR, advised the UPR board of directors that "[W]e currently think Pennzoil stock is worth as much as the high $70's or low $80's per share." In similar stark contrast to UPR's public statements are its internal assessments of Pennzoil reflected in a May 3, 1997 Project Mercury Briefing Report:

         o "[T]here is considerable risk to waiting until November if a hostile tender offer is required to motivate [Pennzoil's] board. There is more likely good news than bad news for [Pennzoil], and a rising stock price is ultimately their best defense. An early strike would somewhat preserve the perception of our large current premium. The existence of our offer would blur the market's perception of any subsequent increase in stock price, for which we would naturally take credit."

         o Pennzoil's management has done "a superb job of turning around the company" and "has the company on the right path."

         45. On September 10, 1997, UPR made public certain documents it had previously provided only to Pennzoil. Despite this limited concession, UPR continues to conceal additional valuation studies it has performed that--by its own admission--show that Pennzoil stock has value materially higher than $84 per share and thus directly contradicts UPR's public statements. UPR has refused to produce these documents to Pennzoil despite several Court orders requiring it to do so.

         46. On October 8, 1997, UPR ran yet another advertisement suggesting that Pennzoil has failed to produce shareholder value--i.e., to bring about an increase in Pennzoil's stock price--for "seven years." This representation is an overt falsehood--as UPR's internal studies show, Pennzoil's stock price has substantially outperformed the market over the last year while UPR's stock has under-performed the market. Furthermore, UPR's Dick Eales gave an interview to news services in which he stated that UPR's offer was at the top of the range of values generated internally at UPR. Given UPR's admission that it possesses valuations of Pennzoil in excess of





DEFENDANT PENNZOIL COMPANY'S THIRD AMENDED COUNTERCLAIM               Page 25

$84 per share, UPR's statement of value is demonstrably false. Thus, Pennzoil's shareholders are entitled to full disclosure of all internal valuations UPR has made, including the valuations in excess of $84 per share that UPR has admitted it possesses but which UPR is unwilling to produce to Pennzoil, despite the discovery rulings of this Court requiring production of those documents.

         47. Plainly, representations regarding a target company's value and prospects are intrinsically material in the context of a hostile tender offer, especially if the speaker professes to be in possession of material non-public information and claims to be basing the opinion on expertise in the target's business. UPR has suggested that it was not required to include its internal valuations of Pennzoil in its Schedule 14D-1. But UPR plainly cannot make the representations to the public that its offer is at "the top end" of UPR's internal valuations while simultaneously possessing valuations far in excess of $84 per share. UPR's decision to make public representations inconsistent with their internal documents regarding the value of Pennzoil impose on it a duty to reveal all material valuation information in its possession, including UPR's internal valuation and analyses of Pennzoil's business and assets.(3)

                    UPR HAS MADE MISLEADING STATEMENTS ABOUT
                   ITS PROSPECTS OF WINNING IN CHANCERY COURT

         48. UPR has also made misleading statements regarding the litigation it filed in connection with the Tender Offer. In its Schedule 14D-1, UPR claimed that it brought suit against Pennzoil in the Court of Chancery (the "Chancery Court lawsuit") because any refusal by the




---------------
 (3) To the extent UPR has misused material inside information it obtained from Pennzoil in discovery to make such valuations, UPR is not at liberty to disclose Pennzoil's trade secrets and inside information. As outlined below, Smith Barney, UPR's financial advisor, has improperly reviewed Pennzoil's inside information, after which it advised UPR with respect to the revision of UPR's tender offer to all cash and represented UPR in negotiations to sell components of Pennzoil's business. Because it possesses confidential inside information regarding Pennzoil, UPR cannot purchase or sell Pennzoil shares. This issue is discussed more fully in paragraphs 54-60 below.

DEFENDANT PENNZOIL COMPANY'S THIRD AMENDED COUNTERCLAIM              Page 26

Pennzoil Board to redeem its stockholder rights plan (the "Rights Plan") and approve UPR's proposed transaction "would constitute a breach of the Pennzoil Board's fiduciary obligations to Pennzoil stockholders under Delaware law." UPR similarly stated publicly that "Pennzoil is invoking every anti-takeover defense in the book to insulate an entrenched management . . . . By doing so, the Board is violating its fiduciary duty to Pennzoil shareholders." In the Chancery Court lawsuit, UPR has alleged that "[t]he Director Defendants' refusal to redeem the Rights Plan or render the Rights Plan inapplicable to the Tender Offer and merger has no economic justification, serves no legitimate purpose, is not a reasonable response to the Tender Offer . . . ." Schedule
14D-1, Amendment No. 1.

         49. In direct contrast to its public statements regarding its Chancery Court lawsuit, UPR held the internal view that it had no chance of succeeding in the Chancery Court lawsuit. The Project Mercury Briefing Report states:

         o "The tender offer would be accompanied by litigation to remove the shareholder Rights Plan and to declare Delaware 203 unconstitutional. The likelihood of winning is nil, but the litigation applies pressure to [Pennzoil], and provides defense against an unfriendly venue if UPR gets sued."

(Emphasis supplied). Thus, UPR privately believes that the Chancery Court lawsuit has no chance of success but has failed to disclose that fact to Pennzoil's stockholders in connection with their public proclamation that Pennzoil's Board of Directors would be breaching their fiduciary duties and acting in bad faith if they refused to disable the Rights Plan and other structural defenses.

         50. Although UPR has made the Project Mercury Briefing Report public, it has disclaimed its own assessment in the Report that its prospects of winning are "nil." It claims that





DEFENDANT PENNZOIL COMPANY'S THIRD AMENDED COUNTERCLAIM              Page 27
this assessment was based on a misinterpretation of its counsel's advice, but it has refused to disclose either to Pennzoil or to the public precisely what its counsel said or on what the advice was based. Having made public disclosure of part of its counsel's advice, UPR has waived any privilege relating to that advice. Pennzoil's shareholders are entitled to full disclosure of UPR's assessment of its Chancery Court litigation so that they can assess the validity of UPR's selective disclosures regarding its assessment of that action.

                    UPR'S MISLEADING OMISSIONS REGARDING ITS
               CONTINGENT LIABILITY TO UNION PACIFIC CORPORATION

         51. As set forth above, Resources was a wholly owned subsidiary of UPC until October 1995, when Resources sold 42.5 million shares of its common stock in the Offering. In connection with the Offering, UPC announced its intention to distribute pro rata to its stockholders its remaining ownership interest in Resources by means of the Distribution. The Distribution was subject to certain conditions, including receipt by UPC of a ruling from the IRS that the Distribution would be tax free to UPC and its shareholders (the "Revenue Ruling"). In October 1995, UPC applied to the IRS for the Revenue Ruling. Among other things, UPC represented to the IRS that Resources had "not allowed any negotiations or discussions, or even any direct or indirect contact, with any possible acquisition target companies regarding an acquisition if [Resources'] stock might be used in the acquisition" and that, consequently, "there have been no negotiations, agreements, or arrangements with respect to any acquisitions that would involve [Resources] stock."

         52. In connection with the Offering, Resources agreed to indemnify UPC for liabilities resulting from or arising out of "(1) the inaccuracy of any factual information provided by





DEFENDANT PENNZOIL COMPANY'S THIRD AMENDED COUNTERCLAIM              Page 28

Resources in connection with the ruling requested from the Internal Revenue Service on the tax-free nature of [the] Distribution or (2) any act or failure to act without the consent, direction or advice of UPC by Resources or its directors, officers, other employees or agents or other representatives, whether such act or failure to act occurs before or after [the] Distribution." In addition, the indemnity covers any liabilities the indemnified parties have to UPC's stockholders attributable to the spin-off Distribution if the Distribution is not tax-free as a result of an inaccuracy or act or failure to act as described above. As Resources has admitted in its publicly filed documents, in the event that Resources is required to indemnify UPC under the Indemnification Agreement, "such an indemnity payment could be very significant in amount." Recent admissions by UPR and UPC indicate that "very significant" is an understatement--the potential liability by UPC's own admission is $2.5 billion.

         53. UPR failed to disclose Resources' potential liability to UPC under this multi-billion dollar indemnity agreement, even though UPR's offer as originally structured would have involved the issuance of stock. At the time of the Distribution, Resources made representations to the Internal Revenue Service regarding its existing negotiations and plans that were different from those disclosed in UPR's Schedule 14D-1. Thus, pursuit by UPR of the Tender Offer as originally structured would have involved a risk that the Revenue Ruling would be reconsidered, triggering UPR's obligations under the indemnity agreement.

               UPR'S AND SMITH BARNEY'S USE OF INSIDE INFORMATION

         54. UPR's conduct since filing this suit has been equally culpable. On July 10, 1997, the parties entered into a contractual Stipulation governing the production of documents. See Exhibit "A," attached. Pursuant to the Stipulation, Pennzoil agreed to produce to UPR numerous





DEFENDANT PENNZOIL COMPANY'S THIRD AMENDED COUNTERCLAIM              Page 29
highly confidential documents dealing with the company's long-term Strategic Plan, as well as other confidential and highly confidential financial and other information.

         55. The Stipulation expressly provided, inter alia, that highly confidential information was to be made available only to UPR's counsel and to experts hired by trial counsel for the purpose of the litigation only. Id. at paragraph 5. Paragraph 6(A) of the Stipulation specifically and expressly bars anyone who received Pennzoil's highly confidential information from using that information to provide financial advice to any party. The Stipulation states, in relevant part:

                 Confidential or Highly Confidential Discovery Material may be provided to persons listed in Paragraphs 4(b) and 5(c) above only . . . provided that such expert or consultant (i) is using said Confidential or Highly Confidential Discovery Material solely in connection with the Litigations; and (ii) will not use any Highly Confidential Discovery Information for the purpose of providing financial advice to any party. . .

The Undertaking, which any person who is to receive confidential or highly confidential information must execute, similarly provides, "I hereby certify .
 . . that I will not use any Highly Confidential Material for the purpose of providing financial advice to any party." Recently, Smith Barney has provided copies of eight such undertakings signed by Smith Barney agents and representatives. By executing the Undertaking, Smith Barney contractually agreed to the terms of the Stipulation.

         56. The clear purpose of the Stipulation was to protect against the possibility of UPR gaining access either directly or indirectly to material inside information about Pennzoil. Such protection was necessary for UPR as well as for Pennzoil. Under long-established principles of federal securities laws, UPR is barred from buying or selling Pennzoil stock so long as it possesses material inside information regarding Pennzoil.





DEFENDANT PENNZOIL COMPANY'S THIRD AMENDED COUNTERCLAIM              Page 30

         57. UPR hired Defendant Smith Barney to provide strategic financial advice to UPR's Board in connection with its hostile Tender Offer for Pennzoil. Despite the clear prohibition on the use of Pennzoil's inside information for the purposes of providing financial advice to any party, UPR's counsel furnished Smith Barney with Pennzoil's highly confidential documents. Smith Barney has recently admitted that UPR provided it with copies of the reports made to Pennzoil's board of directors by Pennzoil's financial advisors, Lehman Brothers, Evercore Partners and J.P. Morgan, analyzing UPR's Tender Offer. Furthermore, Smith Barney refused to answer questions at its deposition regarding whether Smith Barney had been provided access to Pennzoil's Strategic Plan. This conduct strongly implies that UPR has also furnished Smith Barney with access to Pennzoil's highly confidential Strategic Plan. This type of information is, under the Exchange Act, ethical principles, the standards of ordinary practice among financial advisors and importantly by the express provision of the Stipulation, regarded as off-limits to financial advisors like Smith Barney in the context of corporate takeovers.

         58. Since Smith Barney received and reviewed Pennzoil's inside, highly confidential information, UPR has, on the advice and with the financial assistance of Smith Barney, changed its offer. UPR and Smith Barney have also been negotiating the sale of parts of Pennzoil's business to Pennzoil's competitors, have met with prospective lenders, and performed valuation analyses, all with knowledge of the non-public, inside information UPR has improperly obtained. By so doing, UPR and Smith Barney violated Sections 10 and 14 of the Exchange Act, industry norms, and their specific contractual obligations. Pennzoil has repeatedly asked UPR and Smith Barney to honor their obligations under the contract, but UPR and Smith Barney refuse to do so. UPR and Smith Barney have brazenly breached the Stipulation's terms and have stated their intent to continue to do so.





DEFENDANT PENNZOIL COMPANY'S THIRD AMENDED COUNTERCLAIM              Page 31

         59. UPR has repeatedly taken the position that information such as that contained in Pennzoil's Strategic Plan and in the other confidential information Smith Barney has reviewed is among the most commercially sensitive information a company like Pennzoil possesses. Disclosure of Pennzoil's sensitive trade secrets and business strategies would cause irreparable commercial injury to Pennzoil and its shareholders, providing Pennzoil's competitors with a wealth of inside and highly sensitive information that could and would be used to compete unfairly with Pennzoil.

         60. Smith Barney and UPR have inflicted and will continue to inflict substantial harm on Pennzoil, its shareholders and the market by using Pennzoil's sensitive internal documents to aid UPR's hostile takeover bid. Smith Barney has advised UPR in connection with the recent revision of its Tender Offer while in possession of inside information; it has met with lenders to discuss the value of Pennzoil's assets; and it apparently has met with Pennzoil's competitors to negotiate the sale of various parts of Pennzoil's businesses. In light of the magnitude of the injury inflicted and the uncertainty of quantifying the loss of competitive advantage and opportunities that disclosure and use by Smith Barney and UPR of Pennzoil's Strategic Plan and other confidential information would entail, Pennzoil has no adequate remedy at law. Accordingly, Pennzoil asks for a temporary injunction and a permanent injunction barring UPR and Smith Barney from purchasing or selling Pennzoil stock so long as the information it improperly received remains commercially sensitive. In addition, Smith Barney should be enjoined from consulting with or





DEFENDANT PENNZOIL COMPANY'S THIRD AMENDED COUNTERCLAIM              Page 32
giving financial advice regarding Pennzoil or Pennzoil's business to any competitor or prospective purchaser of Pennzoil securities or assets, including UPR.

                              IV. CAUSES OF ACTION

         COUNT I: VIOLATION OF SECTIONS 10(B) AND 14(E) OF THE SECURITIES EXCHANGE ACT (AGAINST UPR AND SMITH BARNEY)

         61. Pennzoil realleges and incorporates by reference herein the allegations set forth in paragraphs 1 through 60 above as if fully set forth herein.

         62. As set forth above, UPR, though its officers and/or agents including Smith Barney, is in possession of material, non-public information regarding Pennzoil and its business. Despite having such information, UPR seeks to purchase all of the stock of Pennzoil, a publicly-traded company.

         63. Smith Barney has provided financial and strategic advice and assistance to UPR in connection with the Tender Offer, despite the possession and knowledge of material inside information regarding Pennzoil.

         64. In making its offer and in announcing its revised offer, UPR has relied on the advice of Smith Barney, despite UPR's knowledge that Smith Barney is privy to material inside information regarding Pennzoil.

         65. By seeking to purchase Pennzoil's stock while in the possession of material inside information, UPR, aided and abetted by Smith Barney, is violating Sections 10(b) and 14(e) of the Securities Exchange Act.





DEFENDANT PENNZOIL COMPANY'S THIRD AMENDED COUNTERCLAIM              Page 33

         66. UPR and Smith Barney are bound by the Stipulation to maintain the confidentiality of Pennzoil's highly confidential information. Thus, they cannot make the disclosures that would be required under the Securities Exchange Act before being permitted to purchase lawfully Pennzoil shares in the Tender Offer.

         67. Pennzoil, its stockholders and the market are being irreparably harmed by UPR's and Smith Barney's use of highly confidential information. While in possession of material inside information regarding Pennzoil, Smith Barney has advised UPR to offer $84 per share in cash for all of Pennzoil's stock. This advice has been based upon, and influenced by, material inside information regarding Pennzoil not available to the investing public. UPR is prohibited by the Stipulation from revealing publicly, or otherwise using to advise UPR on its offers, the inside information to which Smith Barney and UPR have been privy, and is prohibited by federal securities laws from trading on the basis of material inside information. Allowing the Tender Offer to close would permit UPR to trade on the basis of material inside information in violation of the Securities Exchange Act.

         68. This harm can not be remedied. UPR's takeover, once successful, would be difficult, if not impossible, to unravel. No action at law for damages could provide Pennzoil with adequate relief from Smith Barney's wrongful actions.

         69. Because Pennzoil has no adequate remedy at law, it seeks equitable relief in the form of a temporary injunction and a permanent injunction prohibiting UPR from going forward with its Tender Offer so long as the information provided to Smith Barney and UPR remains commercially sensitive.





DEFENDANT PENNZOIL COMPANY'S THIRD AMENDED COUNTERCLAIM              Page 34

         70. Pennzoil also seeks a temporary injunction and permanent injunction barring Smith Barney from trading in Pennzoil stock and from providing financial advice to any party in the purchase or sale of Pennzoil stock until such time as the information provided to Smith Barney regarding Pennzoil is no longer commercially sensitive. UPR has stated in letters (Exhibits "B" and "C," attached) that it intends to continue using Smith Barney as its financial advisor for its attempt to take over Pennzoil, and it reasonably appears that Smith Barney intends to continue to provide UPR with such strategic financial advice, including with respect to the restructuring of UPR's offer and negotiations with third parties as referred to above.

     COUNT II.  VIOLATIONS OF SECTION 14(E) OF THE SECURITIES EXCHANGE ACT

      71. Pennzoil realleges and incorporates by reference herein the allegations set forth in paragraphs 1 through 70 above as if fully set forth herein.

         72. UPR's Schedule 14D-1 makes untrue statements of material fact and fails to state material facts that are necessary to make the statements made in the Schedule 14D-1, in light of the circumstances in which they are made, not misleading. As outlined above, UPR has made materially misleading statements and has failed to disclose material information required to make the statements it has made not misleading. Among other things, UPR has made statements designed to foster the misleading impression that Pennzoil's management favors the Tender Offer; UPR has failed to disclose the effect purchase accounting will have on its future earnings; UPR has failed to disclose its contingent $2.5 billion liability to UPC under the tax indemnity; UPR has failed to disclose its historic failure and lack of expertise in the international oil & gas market;





DEFENDANT PENNZOIL COMPANY'S THIRD AMENDED COUNTERCLAIM              Page 35
and UPR has failed to disclose adequately the continuing problems it faces in the future as a result of the steep decline curves projected for its properties.

         73.     These false and misleading statements constitute violations of
Section 14(e) of the Exchange Act and of the SEC's rules and regulations promulgated thereunder.

         74. With knowledge of the falsity, and in furtherance of UPR's fraudulent scheme, Smith Barney has conspired with UPR and with media consultants hired by UPR to violate the Williams Act.

         75. Pennzoil and its stockholders are being irreparably harmed by the false and misleading statements and omissions made by UPR. The purpose of the Williams Act is to ensure that shareholders in publicly-traded companies will not be forced to make investment decisions during the pendency of a tender offer without full and accurate disclosure of material information regarding the offer and the offeror. UPR and Smith Barney have conspired to engage in a campaign of disinformation in violation of the Williams Act, and are urging Pennzoil shareholders to tender their shares, despite the fact that UPR has not yet made disclosures required of it by law. Pennzoil and its shareholders will continue to be irreparably harmed unless UPR and Smith Barney are preliminarily and permanently enjoined (1) from making further false and misleading statements and omissions in connection with the Tender Offer and (2) to make corrective disclosures that cure all of the materially false and misleading statements and omissions made to date. Pennzoil's stockholders have been, and absent injunctive relief will continue to be, denied material information to which they are lawfully entitled and which is essential to making an informed decision on whether to tender their shares of Pennzoil stock to UPR.





DEFENDANT PENNZOIL COMPANY'S THIRD AMENDED COUNTERCLAIM              Page 36

         76. In order to correct UPR's prior violations of the Williams Act, and in order to prevent further violations by UPR of the Act, Pennzoil prays for an order:

                 (a) preliminarily and permanently enjoining Union Pacific Resources Group Inc. and Resources Newco, Inc., and all persons acting in concert with them, from acquiring shares of stock of Pennzoil, through any purported tender offer or otherwise, until at least 30 days after dissemination of complete and accurate securities filings;

                 (b) preliminarily and permanently enjoining Union Pacific Resources Group Inc. and Resources Newco, Inc., and anyone acting definitely or indefinitely in concert with them, (1) from making false and misleading statements and omissions in connection with the Tender Offer and (2) to make corrective disclosures that cure all of the materially false and misleading statements and omissions made by Union Pacific Resources Group Inc. and Resources Newco, Inc. in the
                          Schedule 14D-1;

                 (c) awarding Pennzoil its costs and attorneys fees in connection with this action; and

                 (d) granting Pennzoil such other and further relief as the Court may deem just and proper.

       COUNT III:  VIOLATION OF THE CONFIDENTIALITY AGREEMENT AND MISUSE
                          OF CONFIDENTIAL INFORMATION

         77. Pennzoil realleges and incorporates by reference herein the allegations set forth in paragraphs 1 through 76 above as if fully set forth herein.

         78. Under the parties' agreement, UPR expressly promised that Pennzoil's highly confidential information would not be provided to or reviewed by UPR's financial advisors. UPR further promised that the information would be used solely for purposes of the litigation. Smith Barney, by signing the Undertakings, agreed to be contractually bound by the Stipulation.

         79. Smith Barney and UPR are flagrantly breaching the contractual Stipulation and the Court's Order approving the Stipulation. Contrary to the express terms of the Stipulation, Smith Barney has received and reviewed Pennzoil's highly confidential information, including Pennzoil's





DEFENDANT PENNZOIL COMPANY'S THIRD AMENDED COUNTERCLAIM             Page 37

Strategic Plan and other commercially sensitive documents. With knowledge of the information contained in Pennzoil's highly confidential documents, Smith Barney rendered advice to UPR in connection with its revised offer of $84 per share all cash to Pennzoil's shareholders. UPR accepted and acted on Smith Barney's advice with actual knowledge that Smith Barney was in possession of Pennzoil's highly confidential information.

         80. By their conduct, UPR and Smith Barney have breached the parties' contract. Furthermore, by this conduct UPR and Smith Barney have misappropriated Pennzoil's confidential information.

         81. Pennzoil, its stockholders and the market are being irreparably harmed by UPR's and Smith Barney's use of Pennzoil's highly confidential information. While in possession of Pennzoil's commercially sensitive and highly confidential information, Smith Barney has advised UPR in connection with its offer of $84 per share in cash for all of Pennzoil's stock. This advice was based in part upon, and influenced by, highly confidential information regarding Pennzoil improperly provided to Smith Barney in blatant disregard of UPR's and Smith Barney's contractual agreements and obligations under the Stipulation.

         82. This harm can not be remedied. UPR's takeover, once successful, would be difficult, if not impossible, to unravel. No action at law for damages could provide Pennzoil with adequate relief from UPR's and Smith Barney's wrongful actions.

         83. Because Pennzoil has no adequate remedy at law, it seeks equitable relief in the form of a temporary injunction and a permanent injunction prohibiting UPR from going forward with its Tender Offer or taking any other action in an effort to acquire or obtain control of Pennzoil so long as the information provided to Smith Barney and UPR remains commercially sensitive.





DEFENDANT PENNZOIL COMPANY'S THIRD AMENDED COUNTERCLAIM               Page 38

         84. Pennzoil also seeks a temporary injunction and permanent injunction barring Smith Barney from trading in Pennzoil stock and from providing financial advice to any party in the purchase or sale of Pennzoil stock until such time as the information provided to Smith Barney regarding Pennzoil is no longer commercially sensitive. UPR has stated in letters (Exhibits "B" and "C," attached) that it intends to continue using Smith Barney as its financial advisor for its attempt to take over Pennzoil, and it reasonably appears that Smith Barney intends to continue to provide UPR with such strategic financial advice, including with respect to the restructuring of UPR's offer and negotiations with third parties as referred to above.

         WHEREFORE, Pennzoil demands that upon hearing of the matters raised in this Third Amended Counterclaim and Original Third Party Action, that it have judgment against Union Pacific Resources Group Inc., Resources Newco, Inc. and Smith Barney, Inc. as outlined herein along with its costs and attorneys fees, and for such other and further relief to which it may show itself justly entitled.

                                        Respectfully submitted,




                                        Robin C. Gibbs
                                        State Bar No. 07853000
                                        Gibbs & Bruns, L.L.P.
                                        1100 Louisiana, Suite 5300
                                        Houston, Texas 77002

                                        Telephone No.: (713) 650-8805
                                        Facsimile No.: (713) 750-0903
                                        ATTORNEY-IN-CHARGE FOR
                                        DEFENDANT PENNZOIL COMPANY





DEFENDANT PENNZOIL COMPANY'S THIRD AMENDED COUNTERCLAIM              Page 39

OF COUNSEL:
David Keltner                                     Phillip T. Bruns
Jose, Henry, Brantley, & Keltner                  Jeffrey C. Alexander
1300 Oil & Gas Building                           Jean C. Frizzell
309 W. 7th Street                                 Gibbs & Bruns, L.L.P.
Fort Worth, TX 76102                              1100 Louisiana, Suite 5300
Telephone No.: (817) 877-3303                     Houston, Texas 77002
Facsimile No.: (817) 338-9109                     Telephone No.: (713) 650-8805
                                                  Facsimile No.: (713) 750-0903
Charles Alan Wright
727 East Dean Keeton Street                       Charles F. Richards, Jr.
Austin, Texas 78705                               Thomas A. Beck
Telephone No.: (512) 471-7188                     Daniel A. Dreisbach
Facsimile No.: (512) 477-8149                     Robert J. Stearn
                                                  J. Travis Laster
                                                  Richards, Layton & Finger
                                                  One Rodney Square
                                                  P.O. Box 551
                                                  Wilmington, DE 19899
                                                  Telephone No.: (302) 658-6541

                    ATTORNEYS FOR DEFENDANT PENNZOIL COMPANY





DEFENDANT PENNZOIL COMPANY'S THIRD AMENDED COUNTERCLAIM                Page 40